Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Suzanne Copeland, Provident Bank

845.369.8341

PROVIDENT NEW YORK BANCORP NAMES NEW CFO

Luis Massiani to be named Chief Financial Officer effective December 15, 2012

MONTEBELLO, NY — (Nov. 27, 2012) — Provident New York Bancorp (NYSE: PBNY), parent company of Provident Bank, announced the appointment of Luis Massiani, an experienced financial services executive, as executive vice president and chief financial officer of Provident New York Bancorp and Provident Bank effective December 15, 2012.

Most recently Mr. Massiani served as director of the investment banking department of Credit Suisse Securities, LLC where he focused on the banking and specialty finance sectors. Prior to Credit Suisse, he was with Citadel Securities LLC where he led transaction execution for mergers and acquisitions as well as capital raising activities. Earlier, Mr. Massiani held positions in the financial institutions group at Citigroup Global Markets Inc. He is a graduate of the Kelley School of Business at Indiana University with an MBA.

Mr. Massiani will join the organization on December 5, 2012 as executive vice president and will succeed Stephen V. Masterson, who is leaving the organization in mid-December due to family considerations. Mr. Masterson will continue to serve as executive vice president and chief financial officer until his departure.

“Luis joins Provident at an important time in our development,” said Jack Kopnisky, president and CEO of Provident Bank. “His experience in financial services, and banking in particular, will add significant value to the continued implementation of our growth strategy in the New York metropolitan area.”

“Provident Bank has built a compelling strategy focusing on middle market commercial clients, and I look forward to working with Jack and his team as we continue to successfully implement this important strategy,” stated Mr. Massiani.

Provident Bank, with $4 billion in assets, is a growing financial services firm that specializes in the delivery of service and solutions to business owners, their families, and consumers in communities within the greater New York City metropolitan area through teams of dedicated and experienced relationship managers. Provident Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit www.providentbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

Any statements contained herein that are not statements of historical fact, including those that anticipate future growth, may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that may adversely affect the Company’s ability to realize its plans. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. There are a number of important factors described in documents filed by the Company with the Securities and Exchange Commission and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.